Exhibit 5.4

Pentair Investments Switzerland GmbH

Freier Platz 10

CH-8200 Schaffhausen

Switzerland

Zurich, 17 September 2015

Registration Statement on Form S-3

Dear Sir or Madam

We are acting as special Swiss counsel to Pentair Investments Switzerland GmbH (the “Company”). This opinion is being rendered at the request of the Company in connection with the Company’s registration statement on Form S-3 (Registration No. 333-204066) (the “Registration Statement”) including the prospectus constituting a part thereof, dated 11 May, 2015 and the final supplement to the prospectus, dated 14 September, 2015 (collectively, the “Prospectus”), filed by Pentair Finance S.A. (the “Issuer”), Pentair plc (“Pentair”) and the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Issuer in the manner set forth in the Registration Statement and the Prospectus of €500,000,000 aggregate principal amount of the Issuer’s 2.450% Senior Notes due 2019 (the “Notes”). The Notes are fully and unconditionally guaranteed as to the due and punctual payment of the principal of, premium, if any, and interest and any additional amounts, if any, on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise, by the Company (the “Guarantee”) and Pentair plc. The Notes will be issued under the Indenture, dated 16 September 2015 (the “Base Indenture”), among the Issuer, Pentair plc, the Company, and U.S. Bank National Association, as trustee (the “Trustee”), and the Fourth Supplemental Indenture dated 17 September 2015 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Issuer, Pentair plc, the Company, and the Trustee.

We have not investigated the laws of any jurisdiction other than Switzerland, and do not express an opinion on the laws of any jurisdiction other than Switzerland. For the purpose of rendering this opinion, we have examined and solely relied on (i) the Registration Statement, including the Prospectus constituting a part of the

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Registration Statement, (ii) a copy of the signed Indenture, (iii) a copy of the signed Guarantee and (iv) a copy of the signed secretary’s certificate of the Company dated 17 September 2015 including attached thereto a certified extract, dated 10 September 2015, of the Commercial Register of the Canton of Schaffhausen, Switzerland, the Company’s articles of association certified to be up-to-date as of 10 September 2015, resolutions duly adopted by the meeting of the managing officers (Geschäftsführer) of the Company held on 6 May 2015 and a circular resolution of the Board of Directors (i.e. managing officers/Geschäftsführer) of the Company dated 31 July 2015 and containing certain representations.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have assumed the entering of the parties to the Indenture and the Guarantee for bona fide commercial reasons and on arm’s length terms, that none of the managing officers of any such party has or had a conflict of interest with such party in respect of the Indenture or the Guarantee, or otherwise lacked capacity that would preclude such managing officer from validly representing (or granting a power of attorney in respect of the Indenture and the Guarantee for) such party. We further have assumed that the Company is, at the time of this opinion letter, neither insolvent nor over-indebted (in the sense of article 725 Swiss Code of Obligations) and that the Company does not guarantee the satisfaction of any liabilities entered of Pentair. This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion (i) that the Company is a duly organized limited liability company (Gesellschaft mit beschränkter Haftung) validly existing under the laws of Switzerland, (ii) that the Company has the corporate power to enter into, and perform its obligations under, the Indenture and the Guarantee and (iii) that the Company has duly authorized, executed and delivered the Indenture and the Guarantee in accordance with the laws of Switzerland.

The opinions set out above are subject to applicable bankruptcy, insolvency, reorganization, liquidation, moratorium, civil procedure and other similar laws and regulations as applicable to creditors, debtors, claimants and defendants generally as well as principles of equity (good faith) and the absence of a misuse of rights.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

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Yours faithfully,

/s/ Bär & Karrer AG

Bär & Karrer AG